Exhibit (a)(1)(K)

Rambus Stock Option Exchange Program The “Offer” 1

2 Agenda – Rambus Stock Option Exchange How can I access the information necessary to participate in the Offer? What do I need to know to help me with the decision to participate? How do I execute the Offer? What are the timeframe and critical dates?

3 What is the Rambus Stock Option Exchange or Tender Offer? Rambus is providing its employees the opportunity to exchange some or all of their outstanding and unexercised stock options. Eligible Options – Above USD$14.50 (excludes ESPP shares, RSUs)

4 Who is eligible to participate? An eligible employee is an employee of Rambus (in the U.S. or any subsidiary or branch office in Germany, India, Japan, Korea or Taiwan) who is an employee at the beginning of the offering period through the end of the offering period and holds an outstanding eligible option grant(s) throughout the offering period. Note that Rambus’ named executive officers, senior vice presidents and board of directors are not eligible to participate.

How can I access the information necessary to participate in the Offer? The Computershare website will be your source for information. Emails will come from: rambusincoptionexchange@computershare.com Computershare’s call center for questions regarding the Offer Offer documents for online review, downloading and/or printing Eligible option grants outstanding (>$14.50 per share) including grant number, grant date, number of options outstanding and grant price with election buttons to “Exchange” or “Do Not Exchange” Link to www.etrade.com to view your vesting schedules for eligible grants (Note: you will need your E*Trade user id and password to login to your account) Option exchange analysis tool for modeling—you may enter estimated future stock prices and projected grant prices between $4.00 and $8.00 to analyze the hypothetical results of your various exchange scenarios 5

How do I make an election? After you have reviewed the documents, eligible grant(s), and vesting schedule(s), modeled and analyzed exchange scenarios, and received responses to your questions from the Computershare call center, you can do the following: 1. Click on the button “Return to Election Screen” 2. Make an election to “Exchange” or “Do Not Exchange” for each eligible grant 3. Click on the “Submit” button 4. Print your Confirmation of Election 5. Click on the “Log out” button You may change your election(s) at any time until the expiration of the Offer on Friday, June 22, 2012, 8:00PM (Pacific Time) 6

How is the exchange calculation determined? Each exchanged option will be replaced with a new option to purchase a reduced number of shares of our common stock equal to (a) the number of options you exchange divided by (b) an exchange ratio. The number of New Options will be determined using exchange ratios for certain grant date tiers of the stock options being tendered. The exchange ratios were initially calculated by using the Black-Scholes option pricing model as a guide to approximate a value-for-value exchange with the results adjusted to provide for more meaningful exchange ratios. Consequently, the Black-Scholes value of the New Options may not equal the Black-Scholes value of the Exchanged Options. 7

8 What do I need to know to help me decide to participate or not? Use the modeling tool provided by Computershare to help with hypothetical exchange scenarios, for example: Scenario A - Price at $4.50 Insert Assumed Future Stock Price $20.50 Option Exchange - New Grant Price $4.50 Grant ID Assumed Gain on Options Outstanding if not Exchanged Grant Date Expiration Date Grant Price Options Outstanding Exchange* Ratio Number of New Options if Exchanged Assumed Gain on New Grant N0005450 8/1/2008 8/1/2018 $15.95 1,650 $7,507.50 2.50 660 $10,560.00 N0006018 2/1/2010 2/1/2020 $22.72 2,500 --- 1.90 1,315 $21,040.00 N0006439 2/1/2011 2/1/2021 $20.93 2,860 --- 1.70 1,682 $26,912.00 7,010 $7,507.50 3,657 $58,512.00

9 How do I actually execute the exchange? Submit All eligible employees will receive an email with a unique PIN from our exchange agent, Computershare, to access the Rambus Inc. Stock Option Exchange Program website (referred to as the Offer website) at: www.corp-action.net/RambusIncStockOptionExchange Option Grant # Grant Date Options Outstanding Grant Price New Grant if Options Outstanding Exchanged Make ONE Election for each eligible grant 12300100 2004/08/22 5,000 $25.0000 3,125 Exchange Do Not Exchange 12300101 2004/08/22 10,000 $25.0000 5,260 Exchange Do Not Exchange

10 What are the timeframe and critical dates? May 24, 2012 - Commencement date of the Rambus Stock Option Exchange June 22, 2012 – The Rambus Stock Option Exchange Program ends at 8:00 PM (Pacific Time) NO EXCEPTIONS WILL BE MADE